UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 24, 2022

CONDUENT INCORPORATED

(Exact name of registrant as specified in its charter)

New York	001-37817	81-2983623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Suite 200,

Florham Park, New Jersey

07932

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (844) 663-2638

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNDT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR 240.12b-2).     ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2022, the Compensation Committee of Conduent Incorporated (the “Registrant”), to better align with market practices, approved changes to the U.S. Executive Severance Policy (“Severance Policy”), which covers vice presidents and senior executives, including Registrant’s principal executive officer, principal financial officer and named executive officers. The Severance Policy provides for the payment of severance benefits if a participant’s employment is involuntarily terminated without “cause.” The changes to the Severance Policy that are applicable to the Registrant’s named executive officers, principal executive officer and principal financial officer included changes to: (1) increase severance payments from 26 weeks to 52 weeks of salary; (2) increase health and welfare benefits continuation from 26 weeks to 52 weeks; and (3) decrease from 9 months to 3 months the service period required to be eligible for payment of a pro-rated in-cycle bonus. The changes to the Severance Policy also changed the vesting period for equity incentive awards such that for restricted stock units, vesting continues through the severance period, and for performance restricted stock units, vesting continues through the severance period provided that performance conditions are met by the next applicable vesting date.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 25, 2022, the Registrant held its 2022 Annual Meeting of Shareholders.

Shareholders voted on the matters set forth below as follows:

1. Election of directors. All nominees for director were elected.

Name	For	Against	Abstain	Non Votes
Hunter Gary	149,582,997	8,466,611	319,519	21,973,860
Kathy Higgins Victor	156,068,414	2,123,450	177,263	21,973,860
Scott Letier	155,592,415	2,590,273	186,430	21,973,860
Jesse A. Lynn	152,195,280	5,860,578	313,149	21,973,860
Steven Miller	153,026,905	5,004,939	337,283	21,973,860
Michael Montelongo	156,038,354	2,157,085	173,689	21,973,860
Margarita Paláu-Hernández	152,174,370	6,018,058	176,600	21,973,860
Clifford Skelton	156,020,895	2,181,443	166,789	21,973,860

2. Ratification of selection of PricewaterhouseCoopers LLP as the Registrant’s independent registered public accounting firm for 2022. The selection of PricewaterhouseCoopers LLP was ratified.

For	Against	Abstain	Non Votes
179,524,117	516,023	302,847	0

3. Approval, on an advisory basis, of the 2021 compensation of the Registrant’s Named Executive Officers, as disclosed in the Registrant’s 2022 Proxy Statement. The 2021 compensation of the Registrant’s Named Executive Officers, as disclosed in the Registrant’s 2022 Proxy Statement, was approved on an advisory basis.

For	Against	Abstain	Non Votes
151,645,508	6,380,916	342,703	21,973,860

Item 8.01. Other Events.

On May 25, 2022, the U.S. District Court for the Southern District of New York (the “Court”) granted preliminary approval of the proposed settlement (the “Proposed Settlement”) of the consolidated derivative action captioned In re Conduent Incorporated Stockholder Derivative Litigation, Lead Case No. 1:20-cv-10964-MKV (the “Consolidated Derivative Action”). The Proposed Settlement is subject to final approval by the Court.

Subject to final approval of the Proposed Settlement by the Court, and in exchange for a release of all claims by the plaintiffs and a dismissal with prejudice of the Consolidated Derivative Action and a related consolidated derivative action filed in New York state court captioned In re Conduent Incorporated Stockholder Derivative Litigation, Lead Case No. 650903/2021 (together, the “Derivative Litigation”), the Proposed Settlement involves the Company implementing certain corporate governance reforms and for attorneys’ fees and expenses in the amount of $2.2 million to be paid to plaintiffs’ counsel, which includes payments of $3,000 to each of four plaintiffs, and which the Company expects to be paid by the Company’s insurer. The Derivative Litigation involves claims of breach of fiduciary duties by the Company’s former CEO and CFO and former and current members of the board of directors for allegedly not taking sufficient action to oversee the Company’s planned transformation of its information technology infrastructure in 2018 or to respond adequately to demand letters sent by plaintiffs relating to those claims. The Defendants deny any fault, liability or wrongdoing of any kind associated with the claims alleged in the Derivative Litigation, and there has been no adjudication of the merits of the underlying claims.

As required by the preliminary approval order, the Notice of Proposed Derivative Settlement (the “Notice”) and the Stipulation of Settlement dated February 16, 2022 (the “Stipulation”), are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K. The Notice and Stipulation can also be accessed on the “Investor Relations” page of the Company’s website, https://investor.conduent.com. Other information contained in or accessible through the Company’s website does not constitute part of, and is not incorporated into, this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Notice of Proposed Derivative Settlement.

99.2	Stipulation of Settlement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

Date: May 31, 2022

CONDUENT INCORPORATED

By:	/s/ KEVIN CIAGLO
Kevin Ciaglo